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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

                       Commission File Number 0-27594

                          TRESCOM INTERNATIONAL, INC.
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             (Exact name of registrant as specified in its charter)

                          200 East Broward Boulevard
                         Ft. Lauderdale, Florida 33301
                                (954) 763-4000
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Common Stock, $.0419 par value
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           (Title of each class of securities covered by this Form)

                                     None
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(Title of all other classes of securities for which a duty to file reports under
                        Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [X]            Rule 12h-3(b)(1)(ii) [_]
               Rule 12g-4(a)(1)(ii) [_]            Rule 12h-3(b)(2)(i)  [_]
               Rule 12g-4(a)(2)(i)  [_]            Rule 12h-3(b)(2)(ii) [_]
               Rule 12g-4(a)(2)(ii) [_]            Rule 15d-6           [_]
               Rule 12h-3(b)(1)(i)  [X]

     Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, TresCom International, Inc. has caused his certification/notice to be signed on its behalf by the undersigned duly authorized person.


DATE: June 8, 1998                    By:  /s/ Wesley T. O'Brien
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                                           Name:  Wesley T. O'Brien
                                           Title: President and Chief Executive
                                                  Officer